Exhibit 1

1Q14 Results – Progress against our business objectives

SYNERGIES

Oi and PT integration initiatives

- **Connected Residence:** Over 20 initiatives to promote complete residential connectivity and optimize accessibility
- **Total Mobility:**
  - New pre-paid data plans
  - Targeted Youth segment offers
  - Optimizing 2G,3G and 4G networking
  - One-to-one marketing campaigns for prepaid customers
- **Convergence:**
  - 3&4P Product Platform revisited to support complete solutions and customer loyalty
  - Reexamined Mixed Technology access to maximize Capex return
- **B2B Services:**
  - Renewed market strategy for SMEs resulting in churn reduction
  - Implementation of integrated Cloud Portfolio solutions
  - Fiber access solution redefined to reduce Capex /customer
- **Quality Delivery:**
  - Developed Sales Quality Index, deployed countrywide, resulting in reduced mis-sales
  - In IT, software factories productivity renegotiation and new processes being implemented to reduce complexity of portfolio, costs and execution
- **Operational Efficiency:**
  - Turnaround in Revenue Assurance processes contributed with R$ 66M in 2013´s OFCF
  - Control mechanisms/policies for invoice adjustments contributed >R$ 100M to 2013's OFCF

Synergies NPV Overview[1]

R$ billion


Run Rate
(R$ million)(2)
Opex synergies
2.1
192
Capex synergies
1.2
69
Operational synergies
3.3
261
Financial synergies
2.2
Total synergies
5.5

Note: Above synergy figures as per company guidance.
1- NPV valuation as at 31-Dec-13 based on 10% discount rate. 2 - Pre-tax.

Oi S.A. | 6

GEOGRAPHIC segmentation 1Q14 highlights – Oi & PT 14% 13% 73% Customers 22% 2% 76% 4% 19% 76% Revenues EBITDA Other Portugal Brazil Oi S.A. | 9

OVER 100 MILLION CUSTOMERs RGUs Thousand Oi Group Residential Fixed Lines Broadband Pay-TV Personal Mobility Prepaid Postpaid Enterprise Fixed Lines Broadband Pay-TV Mobile Other Total 21,509 13,194 6,319 1,996 54,461 46,047 8,415 10,776 5,764 901 165 3,945 14,943 101,689 PT ex-Brazil 17,661 11,556 5,277 828 48,145 41,417 6,729 8,137 5,050 630 2,456 657 (1) 74,600 3,848 1,638 1,042 1,168 6,316 4,630 1,686 2,639 714 271 165 1,489 14,286(2) 27,089 1- Public telephones. 2- Other international assets Customer segmentation % 15% 11% 54% 21% Wholesale & Other Enterprise Personal Mobility Residential Combined Group Post-Transaction 1Q14 highlights – Oi & PT

PRO-FORMA COMBINED FINANCIALS 1- Calculated as EBITDA less Capex. 2- Includes Oi’s cash capital increase effect, net of transaction costs Financial R$ million Revenues EBITDA margin (Pct) Capex Operational FCF1 Gross debt2 Net debt2 Combined Group post-transaction Oi Group PT ex. Brazil 9,073 3,874 42.7% 1,540 2,334 49,508 42,786 6,877 2,957 43.0% 1,208 1,749 34,458 30,291 2,209 917 41.5% 332 585 23,151 20,595 1Q14 highlights – Oi & PT

Strong liquidity position and no fx exposure 1- Considering Swap as (Liabilities Derivatives – Assets Derivatives). 2- Net cash position of Portugal Telecom post closing of the transaction. Liquidity R$ million. March 2014 Gross debt amortization schedule R$ million. March 2014 Average debt maturity: 4.05 years 3- Converted to BRL using the end of period FX 2,500 Cash 6,632 4,166 2,4662 Follow on 935 8,154 Liquidity Position Com. Papers 24,152 ECAs in USD3 920 Revol. in USD/ EUR3 3,510 Revol. in R$ 1,500 BNDES 2019 onwards 2018 19,440 5,853 2017 9,621 2016 9,782 2015 3,941 2014 8,352 1Q14 highlights – Oi & PT